UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2024

AKOUSTIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38029	33-1229046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

(Address of principal executive offices, including zip code)

704-997-5735

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, $0.001 par value	AKTS	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 22, 2024, Akoustis Technologies, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell an aggregate of 10,500,000 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), and pre-funded warrants to purchase up to 39,500,000 shares of Common Stock (the “Pre-Funded Warrants”) in a registered direct offering (the “Offering”). The offering price was $0.20 per Share and $0.199 per Pre-Funded Warrant.

The Pre-Funded Warrants have an exercise price of $0.001 per share of Common Stock and are exercisable immediately upon issuance. Each holder of a Pre-Funded Warrant will not have the right to exercise any portion of its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Pre-Funded Warrant Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase the Pre-Funded Warrant Beneficial Ownership Limitation, but not to above 9.99%. The exercise price and number of shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants will be subject to adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Pre-Funded Warrants. The holders may exercise the Pre-Funded Warrants by means of a “cashless exercise.”

The Pre-Funded Warrants are not and will not be listed for trading on any national securities exchange or other nationally recognized trading system.

On May 22, 2024, the Company also entered into a placement agency agreement (the “Placement Agent Agreement” and together with the Securities Purchase Agreement, the “Agreements”) with Roth Capital Partners, LLC (the “Placement Agent”), pursuant to which the Placement Agent acted as placement agent for the Offering and the Company agreed to pay the Placement Agent an aggregate cash fee equal to 6.0% of the aggregate gross proceeds received by the Company from the sale of the securities in the Offering. The Placement Agent Agreement includes indemnity and other customary provisions for transactions of this nature. The Company also agreed to reimburse the Placement Agent for up to $50,000 of the Placement Agent’s expenses.

The closing of the Offering occurred on May 24, 2024. Gross proceeds from the Offering were approximately $10.0 million, before deducting placement agent fees and estimated Offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for working capital and to fund its operations.

The Shares, the Pre-Funded Warrants and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-262540) filed with the Securities and Exchange Commission on February 4, 2022 and declared effective on February 15, 2022.

The Agreements contain customary representations, warranties and agreements by the Company and customary conditions to closing. Under the Agreements, the Company agreed, subject to certain exceptions, not to enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock equivalents for a period of 45 days following the closing of the Offering. In addition, each of the Company’s directors and executive officers has agreed, subject to certain exceptions, not to enter into any agreement to offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any shares of Common Stock or Common Stock equivalents for a period of 45 days following the closing of the Offering.

The foregoing summaries of the Agreements and the Pre-Funded Warrants do not purport to be complete and are qualified in their entirety by reference to the full texts of the form of Pre-Funded Warrant, the form of Securities Purchase Agreement, and the Placement Agent Agreement that are filed herewith as Exhibits 4.1, 10.1, and 10.2, respectively.

The legal opinion, including the related consent, of K&L Gates LLP relating to the issuance and sale of the Shares, the Pre-Funded Warrants and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants is filed as Exhibit 5.1 hereto.

This report does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Number	Description
4.1	Form of Pre-Funded Warrant.
5.1	Opinion of K&L Gates LLP.
10.1	Form of Securities Purchase Agreement, dated May 22, 2024.
10.2	Placement Agency Agreement, dated May 22, 2024.
23.1	Consent of K&L Gates LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akoustis Technologies, Inc.

Date: May 24, 2024	By:	/s/ Kenneth E. Boller
	Name:	Kenneth E. Boller
	Title:	Chief Financial Officer

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